Retention Agreement

This Retention Agreement (this “Retention Agreement”) is made and effective on the 8th day of December, 2009 (the “Effective Date”), by and among ICO Technology, Inc. a Delaware corporation (“the Company”), ICO, Inc. (“ICO”) and Bradley T. Leuschner, a resident of the State of Texas (the “Employee”).

RECITALS

WHEREAS, Employee is presently employed by the Company, and works at the Company’s corporate offices in Houston Texas.

WHEREAS, ICO entered into an Agreement and Plan of Merger with A. Schulman, Inc. (“ASI”) and Wildcat Spider, LLC, a wholly-owned subsidiary of ASI, dated as of December 2, 2009 (the “Merger Agreement”), pursuant to which ICO will be merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of ASI (the “Transaction”).

WHEREAS, the Company would like to provide Employee with a retention bonus upon the occurrence of the Closing (as defined in the Merger Agreement) provided that such a Closing occurs and that Employee remains employed by the Company (or is terminated without cause, as defined below) and faithfully performs all duties and responsibilities related to such employment from the Effective Date until and including the Closing Date (as in the Merger Agreement), and subject to the terms and conditions set forth in this Retention Agreement.

NOW, THEREFORE, the Company and Employee agree as follows:

1.           Definitions
In addition to the definitions set forth above in the Recitals, as used herein, the following terms shall have the meanings set forth below:

a)           “Retention Bonus” means the sum of Fifty-five Thousand Dollars ($55,000.00), payable pursuant to the terms and conditions set forth in Section 2 below.  The Retention Bonus shall be subject to reduction for any and all applicable federal, state, and/or local withholding obligations or any other withholdings required to be made by law.

b)           “Cause” has the meaning ascribed to such term in the CIC Plan.

c)	“CIC Plan” means the ICO, Inc. Change in Control Severance Plan (“CIC Plan”).

d)           “Participation Agreement” means Employee’s executed Participation Agreement pursuant to which Employee is entitled to receive benefits under the CIC Plan.

e)           “Pre-Closing Period” means the time period from and after the Effective Date, until and including the Closing Date, provided that the Closing occurs.

2.           Payment of Retention Bonus

a)           Employee shall be paid the Retention Bonus within ten (10) business days after the Closing occurs, provided that:

1)
during the Pre-Closing Period Employee (i) faithfully performs all duties and responsibilities related to Employee’s employment with the Company, (ii) does not resign from employment with the Company, and (iii) is not terminated by the Company for Cause; and

2)
Employee complies with all the Company policies and any agreements Employee may have with the Company, including all duties regarding conflict of interest, fiduciary duties, and all non-disclosure, non-solicitation and non-competition obligations for the benefit of the Company.

b)           In the event that Employee’s employment is terminated by the Company without Cause during the Pre-Closing Period, the Company shall pay Employee the Retention Bonus within ten (10) business days after the Closing (provided that the Closing actually occurs).

c)           Notwithstanding any other provision of this Agreement, or any provision to the contrary in ICO’s Severance Policy, the CIC Plan, the Participation Agreement or any other agreement, plan or arrangement, the Retention Bonus shall be in addition to, and not in lieu of, any other bonus, incentive or severance payments, and shall not reduce the amount payable by ICO, the Company or any affiliate pursuant to any other plan or arrangement of any kind.  ICO and the Company agree that in the event of any conflict between this provision and any other plan or arrangement of the Company or any affiliate, the terms of this provision shall control.

3.           Failure of Closing to Occur

In the event that (a) the Merger Agreement is terminated by the parties thereto, and/or (b) the Closing does not occur for any reason: (i) Employee shall not be entitled to payment of the Retention Bonus, and (ii) this Retention Agreement shall terminate.  ICO’s issuance of a press release announcing that the Merger Agreement has been terminated shall be conclusive evidence that the Closing and Closing Date have not occurred and shall not occur, and that no Retention Bonus shall be due and payable to Employee under any circumstances.

AGREED AND ACCEPTED:

ICO Technology, Inc.		Bradley T. Leuschner

By:	/s/ A. John Knapp, Jr.	/s/ Bradley T. Leuschner
A. John Knapp, Jr.
President

ICO, Inc.

By:	/s/ A. John Knapp, Jr.
A. John Knapp, Jr.
President & CEO